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                                                                    EXHIBIT 16.1

May 27, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Persistence Software, Inc.'s Form 8-K/A dated April 16, 2004, and have the following comments:

         1. We agree with the statements made in the first sentence of the first paragraph and the statements made in the third, fourth and fifth paragraphs.

         2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the statements made in the second paragraph.

Yours truly,

/S/ DELOITTE & TOUCHE LLP
San Jose, California